CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Exhibit 10.3
REDACTED COPY OF
MASTER PROFESSIONAL SERVICES AGREEMENT
This MASTER PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is entered into this 30th day of March 2009 (the “Effective Date”) by and between XO Communications Services, Inc. on behalf of itself, its operating affiliates and subsidiaries, with a principal place of business at 13865 Sunrise Valley Drive, Herndon, VA 20171 (“XO”) and THOMAS CADY, with his principal residence at 5308 Wriley Road, Bethesda, MD 20816 (“Consultant”). The parties may individually be referred to herein as a “Party” and collectively as the “Parties.”
     WHEREAS, Consultant has particular expertise in the area of telecommunications sales and marketing;
     WHEREAS, XO desires to engage Consultant to provide business consulting services to the Company or one or more of its subsidiaries, to specifically include, but not limited to providing to XO an accelerated growth plan for XO’s Interactive Voice Recognition services (“IVR”) and to provide certain deliverables as may be specified hereunder and requested by XO from time to time; and
     WHEREAS, Consultant desires to be so engaged by XO.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
ARTICLE 1. — DEFINITIONS.
Capitalized terms and phrases used in this Agreement will have the meanings set forth in Exhibit 1 hereto or as otherwise defined throughout the terms herein. Terms that are not so defined will be deemed defined in the context in which they are used.
ARTICLE 2. SERVICES.
A. Description of Services. Consultant will function as an independent Consultant. In that capacity, and as directed by XO, Consultant will research XO’s current IVR capabilities, customers, and IVR expansion and growth opportunities for XO’s IVR business. Consultant will provide to XO on or before June 30, 2009 a report outlining a three year $[***] growth plan for XO Interactive to increase IVR Sales Revenue from current IVR Sales Revenue to $[***] IVR Sales Revenue (the “Business Plan”). Specifically, Consultant’s Business Plan will include:
a.	An evaluation of XO’s IVR market position.

b.	An evaluation of XO’s current IVR platform capabilities.

c.	An evaluation of current IVR market opportunities.

d.	An evaluation of the current IVR competitive landscape.

e.	An evaluation and business plan for XO to expand its IVR market to include, but not limited to:
(i)	Operational plan including:
a.	Technology requirements

b.	Product development

c.	Distribution strategies

d.	Market coverage plans

e.	Partnership development

f.	Target customers

g.	Value proposition
(ii)	Required investments
In order to ensure that all expectations of the Services, priorities and outcomes are being met, it is expected that Consultant will schedule regular meetings with appropriate XO management and executives to review the progress of this project, any issues, etc; and that Consultant will issue regular reports on progress and outcomes as directed by XO. All decisions made in connection with advice and recommendations made as a result of the Services will be the responsibility of, and made by XO. If XO accepts the Business Plan, Consultant will, through June 2010, meet and consult with and advise and provide oversight for XO as needed or as reasonably requested by XO on how best to implement and execute the Business Plan.
B. Additional Services. Additional professional services that may be required from Vendor which differ from those described above, (e.g., consulting, analysis, development, etc) will be set forth in a mutually agreed upon SOW. Any future SOW(s) will contain a conspicuous reference identifying it as an SOW under this Agreement, and will include the following information: (i) a statement of project requirements; (ii) a description of the Services; (iii) specifications covering any Deliverable(s) and the design, testing, and final acceptance thereof; (iv) required progress meetings and personnel; (v) compensation structure, including maximum authorized total expenditure (if applicable); (vi) any assumption(s) on which performance of Services or delivery of Deliverables is conditioned; and (vii) any special warranty provisions.
C. Consultant Responsibilities. This Agreement is personal and Consultant may not provide or perform any of the Services through Affiliates, subcontractors or agents of any kind without XO’s express written consent. In providing the Services, neither Consultant nor its employees, suppliers, subcontractors, agents or other licensees will restrict or interfere with any XO system or the maintenance or use thereof. Consultant will adhere to all reasonable security measures implemented by XO. Consultant will advise XO immediately of any actual or potential conflict of interest involving Consultant’s anticipated or actual provision of services to other clients, employers or other third parties and Services provided by Consultant to XO (“Conflict of Interest”).
ARTICLE 3. FEES AND PAYMENT TERMS.
A. Fees and Expenses. XO will pay the Consultant $15,000 on or about May 15, 2009, and another $15,000 on or about June 15, 2009. XO will evaluate the Business Plan within 30 Days of its submission to XO. If the Business Plan is accepted by XO, XO may undertake execution of the Business Plan with the assistance of Consultant as described in Article 2 A. above. Further, if and only if the Business Plan is accepted by XO and XO undertakes the execution of the Business Plan, XO will pay the Consultant within ten days after the end of each of the following four quarters (July 2009 through June 2010) $7,500 as payment for consulting and oversight services. Within thirty (30) days after June 30, 2010, XO will evaluate the effectiveness of the Business Plan. At that time, if XO determines that it has achieved at least ninety five percent (95%) of the IVR Sales Revenue Target, XO will pay Consultant a Plan Execution Bonus as follows within thirty (30) days of such determination:

PERCENT
ACHIEVEMENT OF	PLAN EXECUTION
IVR SALES REVENUE	BONUS PAYABLE TO
TARGET:	CONSULTANT:
At least 95% but less than 96%	$95,000
96% or more but less than 97%	$96,000
97% or more but less than 98%	$97,000
98% or more but less than 99%	$98,000
99% or more but less than 100%	$99,000
100% or more but less than 101%	$100,000
101% or more but less than 102%	$101,000
102% or more but less than 103%	$102,000
103% or more but less than 104%	$103,000
104% or more but less than 105%	$104,000
105% or more	$105,000
No Plan Execution Bonus will be paid to the Consultant if the IVR Sales Revenue Target is below ninety five percent (95%).
All reasonable out-of-pocket expenses of Consultant that are approved in writing in advance by XO will be reimbursed by XO, including reasonable and customary business expenses. Consultant will comply with then-current XO travel and expense policy.
B. Payment. Except as otherwise provided for herein, Consultant will render invoices for Services, goods or other billable items to XO on a weekly basis. Payment on undisputed charges will be due and payable no later than forty-five (45) Days after the date of the invoice.
C. Taxes. All charges will be calculated exclusive of any applicable federal, state or local use, excise, value-added, gross receipts, sales and privilege taxes, duties, universal service assessments or similar liabilities associated with the Services, whether charged to XO, its suppliers or Affiliates, Consultant or End User. XO is not responsible for or obligated to pay taxes based on Consultant’s income or payroll taxes, any state business franchise or occupation taxes, or any goods or services not covered by this Agreement.
ARTICLE 4. TERM & TERMINATION.
A. Term. This Agreement will commence on the Effective Date and will continue for a Term of eighteen months from the Effective Date, and may be extended by written authorization of XO unless otherwise earlier terminated in accordance with this Agreement.
B. Event of Default Termination. Except as provided in Section 4(B), if either Party commits an Event of Default, the other Party may, by giving written notice to the defaulting Party, immediately terminate the applicable SOW or the entire Agreement at the election of the terminating party. The foregoing notwithstanding, the non-defaulting party may pursue any legal remedies it may have under applicable law or principles of equity relating to such breach and subject to the terms of this Section.
C. Termination for Convenience. XO may terminate this Agreement or any SOW (i) immediately upon written notice to Consultant in the event that XO determines that Consultant has a Conflict of Interest, and (ii) upon ten (10) Days advance written notice to Consultant for any reason or no reason. Consultant may terminate this Agreement for any reason or no reason upon thirty (30) Days advance written notice to XO.
D. Effect of Termination. Termination refers to the cessation of the Parties’ respective commitments and obligations under an SOW or this Agreement from and after the date of termination, but does not relieve the Parties of their payment and other obligations. If termination occurs, except for termination for nonpayment of fees by XO, Consultant agrees to: (1) provide reasonable transition assistance to XO; (2) inform XO of the extent to which performance has been completed through the date of termination or expiration; (3) wind up its work in a commercially reasonable manner; (4) preserve items of value created prior to termination; (5) deliver to XO all work in progress that XO has paid for at that time; and (6) invoice XO all amounts properly due and owing since the date of last invoice. Additionally, as requested by XO at any time after a notice of termination or non-renewal of this Agreement, Consultant will cooperate with XO to develop an appropriate plan, and to provide professional services for a reasonably period of time to transition any Services to XO or a replacement provider. Upon termination of this Agreement, XO shall be required to pay to the Consultant fees owed on a prorate basis and, except as otherwise provided herein, XO shall have no further obligations pursuant to this Agreement. If this Agreement is terminated before the Consultant submits the Business Plan to XO, the Consultant will not be required to submit the Business Plan to XO and XO will XO will not be required to pay the Consultant any part of the $120,000 Plan Execution Bonus.
ARTICLE 5. REPRESENTATIONS & DISCLAIMERS.
A. Consultant Representations. Consultant represents and warrants, as of the Effective Date and throughout the term of this Agreement, that Consultant : (1) is appropriately qualified, skilled and trained to provide the Services and will operate the Services in a professional and workmanlike manner, in accordance with then-current, accepted industry standards, and in compliance with all laws, regulations, rules, orders and decrees applicable to Consultant; (2) will comply with all applicable federal, state and local laws, rules and regulations in the provision of Services and creation of any Deliverable; and (3) will own or otherwise have the right to provide the Services and Deliverables contemplated hereunder and will not infringe, misappropriate or violate the Intellectual Property rights, confidentiality or established privacy rights of any Person in the provision thereof.
B. Disclaimers. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, ALL SERVICES AND DELIVERABLES PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND NEITHER PARTY NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS MAKE ANY WARRANTIES OR REPRESENTATIONS TO THE OTHER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT RELATING TO ANYTHING PROVIDED HEREUNDER, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES AND REPRESENTATIONS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE 6. INTELLECTUAL PROPERTY.
XO owns and shall retain all right, title and interest in and to its Intellectual Property. XO hereby grants to Consultant the limited right to use XO Materials only in connection with Consultant’s performance of Services; otherwise, no licenses will be deemed to have been granted by XO to any of its Intellectual Property rights. Consultant will not reverse engineer or otherwise attempt to derive any formula, business plans or source code from any XO Materials. XO will own, solely and exclusively, all rights in any Deliverables or other newly-developed materials or work product created pursuant to this Agreement, which will also constitute a “work made for hire,” as such term is defined in 17 U.S.C. §101. If all or any part of that work product does not constitute work made for hire, Consultant will assign all those rights to XO without further consideration and will secure any necessary consents or waivers from any individual creator(s). All Deliverables rendered hereunder will be deemed Confidential Information of XO.
ARTICLE 7. CONFIDENTIALITY.
A. Nondisclosure Agreement. The Parties may disclose valuable Confidential Information to the other in the course of obtaining and/or providing Services under this Agreement. The use and disclosure of all such Confidential Information will be subject to the General Nondisclosure Agreement by and between the Parties executed with this Agreement and that the Term thereof will run concurrently with the Term of this Agreement.
B. Publicity. Neither Party will identify, either expressly or by implication, the other Party or its Affiliates or use any of their trade names, trademarks, service marks, or other proprietary marks in any advertising, sales presentation, news releases, advertising, or other promotional or marketing materials without such other Party’s prior written consent, which will not be unreasonably withheld.
ARTICLE 8. INDEMNIFICATION.
A. Consultant Obligations. Consultant will defend, indemnify and hold harmless XO, its Affiliates, officers, directors, employees, and shareholders from and against any Claims arising out of, relating to, incurred in connection with, or based upon: (1) any breach by Consultant of its obligations, warranties and representations set forth in this Agreement or any SOW hereunder; (2) any actual or alleged non-compliance with Law by Consultant; (3) any breach of the provisions respecting Confidentiality; and (3) any infringement, misappropriation or violation of any Intellectual Property right asserted by any third party relating to a Service or Deliverable, including the provision or use thereof by Consultant, except to the limited extent such a Claim is based on XO-provided specifications where such specifications form the basis for the Claim unless Consultant could have chosen a non-infringing alternative while complying with such XO’s specifications.
B. Procedure. If a third party makes a Claim against a Party which is subject to indemnification hereunder, the Party in receipt of such Claim (“Indemnified Party”) will promptly notify the other Party (“Indemnifying Party”) in writing no later than sixty (60) Days after receipt of such notification of a potential claim. The Indemnifying Party may assume sole control of the defense of such claim and all related settlement negotiations. The Indemnified Party will provide the assistance, information and authority necessary to assist the Indemnifying Party in its obligations under this Section. Neither Party may settle any such matter without the consent of the other as to any settlement that imposes an obligation on,, or requires any admission by, the Indemnified Party. Failure of the Indemnified Party to promptly notify the other will not relieve the Indemnifying Party of its obligations hereunder except to the limited extent such delay prejudices the Indemnifying Party.
C. Option. In addition to the foregoing indemnification obligations, if all or any part of a Service or a Deliverable is, or in the reasonable opinion of Consultant may become, the subject of a claim of infringement, misappropriation or violation of a third party’s United States Intellectual Property rights, XO may elect that Consultant, at its expense, either: (1) procure for XO the right to continue receiving and using the Services or Deliverable; or (2) replace or modify the allegedly infringing aspect of the Services or Deliverable to make it non-infringing, without altering its functionality. If neither option is reasonably available, XO may terminate this Agreement [or the affected SOW] and receive a refund of fees paid for the affected Service or Deliverable.
ARTICLE 9. LIABILITY AND LIMITATIONS OF LIABILITY
A. Mutual Liability. Subject to the specific provisions of this Article, it is the intent of the Parties that each will be liable to the other only for any direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by the Agreement.
B. Limitations UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS WILL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, LOSS OF BUSINESS, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE, WHETHER BY STATUTE, IN TORT, OR IN CONTRACT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, THAT EXPRESS REMEDY OR MEASURE OF DAMAGES WILL BE THE EXCLUSIVE REMEDY OF THE PARTIES AND THE SOLE LIABILITY OF EACH. OTHERWISE, EACH PARTY’S LIABILITY HEREUNDER WILL BE LIMITED TO THE LESSER OF (1) ACTUAL DIRECT DAMAGES, OR (2) AMOUNTS ACTUALLY PAID TO CONSULTANT BY XO IN CONNECTION WITH THE CONTESTED SERVICE OVER THE PRECEEDING TWELVE (12) MONTHS FROM THE TIME THE EVENT RESULTING IN LIABILITY OCCURS. THE FORGOING LIMITATIONS DO NOT APPLY TO THIRD PARTY CLAIMS SUBJECT TO CLAIMS FOR (i) INDEMNIFICATION, (ii) CONSULTANT’S NON-COMPLIANCE WITH LAW OR ITS OBLIGATIONS RESPECTING CONFIDENTIAL INFORMATION.
C. Force Majeure. Neither Party will be liable for any loss or damage resulting from any cause beyond its reasonable control (a “Force Majeure Event”) including an “act of God”, insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of government or other competent authority, compliance with any statutory obligation or executive order not otherwise applicable to the Parties in the ordinary course of business, fire, lightning, explosion, flood, subsidence, weather of exceptional severity, or any similar act or omission beyond the reasonable control of any Party. Upon the occurrence of a Force Majeure Event and to the extent such occurrence interferes with a Party’s performance of this Agreement, each Party will be excused from performance of its obligations during the period of such interference, provided that such Party uses all reasonable commercial efforts to avoid or remove such causes of nonperformance.
ARTICLE 10
GENERAL
A. Assignment. Consultant may not assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without prior written consent of XO. Any assignment or transfer in violation of this Section will be void and have no effect.
B. Notices. Any notices, requests, demands, and determinations under this Agreement (other than routine operational communications), will be in writing with copies to the legal representative of the receiving Party, and will be duly given by verifiable means either upon receipt via express, overnight or certified courier or mail with a reliable system for tracking delivery, delivery costs paid, sent to the address listed on the first page of this Agreement. A Party may change its address or designee for notice purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.
C. Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute one single agreement between the Parties.
D. Relationship of Parties. The Parties are independent contractors, bound to each other only as provided for herein. Neither Party has the authority to bind, act on behalf of or represent the other. Nothing in this Agreement creates a relationship of partnership, employer and employee, principal and agent, master and servant, or franchisor and franchisee. Neither Party will act or fail to act in a way that could reasonably cause others to believe that it has authority to act on behalf of the other beyond the authority expressly granted herein.
E. Audit. During the Term and for a period of three (3) years after any termination or expiration of this Agreement, Consultant will: (1) provide to XO, access at all reasonable times to billing and payment records relating to the Services and Deliverables, and reasonable supporting documentation, for the sole purpose of performing audits to verify the accuracy of charges and invoices; and (2) cooperate fully with XO’s reasonable requests in connection with such audit, and provide to XO such assistance as they reasonably require. The Auditors will comply with Consultant’s reasonable security requirements.
F. Insurance. During the Term of this Agreement, Consultant will procure and maintain at its sole expense (including all deductible and self-insured expenses) appropriate business insurance, including but not limited to the following types: (a) Property Insurance covering Consultant property, tools and equipment used and necessary in the performance of services under this Agreement; (b) Automobile Liability Insurance including coverage for owned, hired, leased, rented and non-owned vehicles. Except as otherwise provided herein, all coverage must be primary and non-contributory and must be maintained without interruption from the date of this Agreement until the date of termination of this Agreement.
G. Severability and Modification. If any provision of this Agreement conflicts with the law under which this Agreement are to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision will be modified to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement will remain in full force and effect. If any state or federal body of competent jurisdiction determines that any provision of this Agreement violates any applicable rules, policies, or regulations, both Parties will make reasonable efforts to promptly bring this Agreement into compliance and will endeavor in those efforts to preserve for both Parties the economic benefits as reflected in this Agreement to the maximum extent possible.
H. Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action will not be unreasonably delayed, conditioned or withheld. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.
I. Waiver of Default. No waiver or discharge hereof will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party hereto to exercise any right or power under this Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant.
J. Cumulative Remedies. Except as otherwise expressly provided, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
K. Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration (in whole or in part) will survive any such termination or expiration (in whole or in part, as applicable) and continue in full force and effect.
L. Third Party Beneficiaries. Except as otherwise expressly provided, this Agreement will not create any rights in third parties, including End Users, suppliers and vendors of a Party, or to create any obligations of a Party to any such third parties, or to give any right to either Party to enforce this Agreement on behalf of a third party.
M. Governing Law. This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law principles or the U.N Convention on Contracts for the International Sale of Goods. The Parties hereby expressly opt-out from the applicability of any State’s version of the Uniform Computer Information Transactions Act.
N. Arbitration. Without prejudice to either Party’s right to seek equitable relief (including, but not limited to, injunction) from a court of competent jurisdiction, any dispute arising out of or related to this Agreement that cannot be resolved by negotiation, will be settled by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association . The arbitration will take place in Fairfax, Virginia, and be governed by the laws of the State of New York. The Parties will share the costs of arbitration, including the fees and expenses of the arbitrator, equally, unless the arbitration award provides otherwise. Each Party will bear the cost of preparing and presenting its case. The arbitrator will have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event will the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator will use all reasonable means to settle the dispute with dispatch and will state his/her opinion in writing along with his/her reasons for the decision. The arbitrator’s decision will follow the plain meaning of the relevant documents, and will be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction pursuant to Federal Arbitration Act, 9 U.S.C. §§ 1-16, et seq. To the extent applicable, the Parties each waive any right they may have to a trial by jury in any legal proceeding arising from or related to this Agreement.
O. Order of Precedence. Any conflict among or between the terms and conditions of the documents making up this Agreement will be resolved in accordance with the following order of precedence (in descending order of precedence): (i) this Agreement; (ii) the SOW; (iii) any additional documentation (e.g, invoices, etc).
P. Mutual Representations. Each Party represents that it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated there under, and the execution, delivery and performance of this Agreement have been duly authorized.
Q. Entire Agreement. This Agreement, including all addenda, exhibits, schedules or SOWs made hereunder, constitutes the entire agreement between the Parties with respect only to the subject matter in this Agreement, the SOW hereunder which specifically reference this Agreement and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained therein. This Agreement may be modified only by a written instrument executed by both parties.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

XO Communications Services, Inc. for itself and its operating affiliates and subsidiaries:		Thomas Cady:

By	/s/ Daniel Wagner		/s/ Thomas W. Cady

Printed Name	Daniel Wagner	Date:	4/15/'09

Title	President

Date	4/21/'09

Exhibit 1 To Master Professional Services Agreement
Pursuant to Article 1 of the Master Professional Services Agreement (“Agreement”), the following capitalized terms and phrases used in the Agreement will have the meanings set forth herein. Terms that are not so defined will be defined in the context in which they are used.
A. “Affiliate” means, with respect to an entity other than XO, any other entity or person Controlling, Controlled by, or under common Control with, such entity. With respect to XO, “Affiliate” means (i) XO Holdings, Inc.; and (ii) all direct or indirect subsidiaries of XO Holdings, Inc. (other than XO itself).
B. “Claims” means any actual or threatened losses, liability, claims, damages, penalties, costs, fees, fines, levies, assessments or expenses (including without limitation attorneys’ fees and costs) arising from or incurred in connection with any investigations, litigation, settlement, judgment, interest and other penalties.
C. “Confidential Information” means all information, in any form, disclosed by the disclosing Party to the other Party as defined in the NDA, including without limitation all Deliverables and information that:
(i)	concerns the operations, plans, know-how, trade secrets, business affairs, personnel, Consultants or suppliers of the disclosing Party; or

(ii)	concerns XO Customers or End Users and confidential information belonging to End Users.

(iii)	the receiving Party knows or might reasonably expect is regarded by the disclosing Party as the confidential information of the disclosing Party;

(iv)	is designated as confidential, restricted, proprietary, or with similar designation; or

(v)	concerns any of the terms or conditions or other facts with respect to this Agreement.
D. “Control” and its derivatives means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.
E. “Days” means calendar days unless otherwise specified.
F. “Deliverables” means the final work product or other material, regardless of form, that Consultant is required to deliver to XO in accordance with a Statement of Work.
G. “End User” means XO or the person to which ultimately uses the services provided by Consultant.
H. “Event of Default” means any of the following:
(i)	any representation or warranty made by a Party in this Agreement which was incorrect in any respect when made and that could reasonably be expected to have a material adverse effect upon the other Party’s ability to realize the benefits of its bargain;

(ii)	a material breach of this Agreement that is not cured within thirty (30) Days after notice of breach to the breaching Party;

(iii)	Failure to make any payment when such payment or amount is due and such failure continues for thirty (30) Days after receipt of written notice of such failure.
I. “Intellectual Property” means all statutory or common law rights in and relating to copyrights, patents, trademarks, trade secrets, moral rights, or any similar rights established under U.S. law.
J. “IVR Sales Revenue” means revenue (as defined and quantified and reported in XO’s annual financial statements pursuant to generally accepted accounting principles and XO’s bad debt and credit reserve policies and procedures and subject to Sarbanes Oxley controls) generated from sales of XO Interactive Applications, Inbound Call Automation (IVR), Outbound Call Automation, Intelligent Call Routing, and Hosted Voice XML.
K. “IVR Sales Revenue Target” means IVR Sales Revenue equal to $[***].
L. “Law” means all laws, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any governmental authority at any level.
M. “Person” means any individual, corporation, proprietorship, firm, partnership, limited liability company, trust, association or other entity.
N. “Services” means services set forth in the SOW executed by the Parties and appended to this Agreement, including access and or license to use all necessary software, third party elements, and modifications made from time-to-time thereto.
O. “XO Customer/End User” includes, without limitation any XO customers and users of any XO systems or service offerings. End Users and Confidential Information belonging to XO Customers and End Users to which Consultant may have access is Confidential hereunder.

“XO Materials” means XO business, marketing or financial information; tools, software (both in object code and source code form), hardware, equipment, data, databases, architecture, diagrams, other materials and know-how, intellectual property and other personal property (both tangible and intangible) which XO developed prior to the Agreement or which XO independently develops or licenses from a third party at any time.